Exhibit 99.1

Release after market close:	Contact:	Peg Lupton / Ethan Allen
(203) 743-8234

Ethan Allen Interiors Inc. Declares Regular Quarterly Dividend and Increases Share Repurchase Authorization to Two Million Shares

DANBURY, CT., November 13, 2007 -- Ethan Allen Interiors Inc. (NYSE: ETH) (the”Company”) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.22 per share. In addition, the Board of Directors increased the authorization to permit the Company to repurchase up to 2,000,000 shares of its common stock.

The regular quarterly dividend of $0.22 per share will be payable to shareholders of record as January 10, 2008 and will be paid on January 25, 2008.

Prior to today's Board action, the Company had a remaining authorization to repurchase 1,368,000 shares of its common stock. The authorization to repurchase common stock was increased by 632,000 shares to a current authorization level of 2,000,000 shares.

During the first fiscal quarter ended September 30, 2007 the company invested $38.3 million to repurchase 1,144,000 shares. During the second quarter through November 12, 2007 the company invested $20.4 million to repurchase 683,300 bringing the total buybacks for the current fiscal year to 1,827,300 shares.

Chairman and CEO Farooq Kathwari said, "We are pleased with our progress in positioning our business to grow, and we are gratified to have the financial strength and confidence to pay quarterly dividend and to repurchase shares when it makes good business and financial sense."

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 310 design centers located in the United States and abroad, of which 158 are Company-owned. Ethan Allen has nine manufacturing facilities in the United States and one in Mexico.